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                                                                     EXHIBIT 12

                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)

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
                                       Six Months Ended
                                            June 30,                                 Year Ended December 31,
                                   -----------------------    --------------------------------------------------------------------
                                       1996         1995          1995           1994          1993           1992         1991
                                   ----------   ----------    -----------    ----------    ----------    -----------    ----------
Interest Expense                   $   74,400   $   77,800    $   151,000    $   73,300    $   80,900    $    92,500    $  125,400
Estimated Interest Portion
  of Rent Expense                       9,103       11,546         16,865        19,289        20,701         16,178        18,130
                                   ----------   ----------    -----------    ----------    ----------    -----------    ----------
Fixed Charges                      $   83,503   $   89,346    $   167,865    $   92,589    $  101,601    $   108,678    $  143,530
                                   ==========   ==========    ===========    ==========    ==========    ===========    ==========

Income From Continuing
  Operations Before Income Taxes   $  255,300   $  234,600    $   478,000    $  504,700    $  506,000    $   392,100    $  406,700
Add:     Fixed Charges                 83,503       89,346        167,865        92,589       101,601        108,678       143,530
         Dividends From Less Than
         50% Owned Companies               97          258            968           835         2,395          2,278         1,711
Less:    Equity in Net Income
         of Less Than 50% Owned
         Companies                       (619)        (215)        (1,000)       (1,900)       (1,200)        (1,900)         (900)
                                   ----------   ----------    -----------    ----------    ----------    -----------    ----------
Earnings Before Fixed Charges      $  338,281   $  323,989    $   645,833    $  596,224    $  608,796    $   501,156    $  551,041
                                   ==========   ==========    ===========    ==========    ==========    ===========    ==========
Ratio of Earnings to Fixed Charges     4.1x        3.6x           3.8x          6.4x          6.0x          4.6x           3.8x
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